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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported): October 25, 2000



                             R&B Falcon Corporation
             (Exact name of registrant as specified in its charter)


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
                Delaware                       1-13729                   76-0544217
     (State or other jurisdiction            (Commission               (IRS Employer
          of incorporation)                  File Number)            Identification No.)


          901 Threadneedle
            Houston, Texas                                                  77079
(Address of principal executive offices)                                  (Zip code)
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       Registrant's telephone number, including area code: (281) 496-5000

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Item 5. Other Events

         On October 25, 2000, the Company announced its earnings for the quarter ended September 30, 2000. A copy of the press release announcing these earnings is filed with this Form 8-K as an exhibit and is incorporated herein by reference.

         On August 19, 2000, R&B Falcon Corporation entered into an Agreement and Plan of Merger with Transocean Sedco Forex Inc., Transocean Holdings Inc., and TSF Delaware Inc. Under the terms of the merger agreement, R&B Falcon is required, at the request of Transocean Sedco Forex, to undertake to dispose of all vessels involved in the coastwise trade before the effective time of the merger, to persons and on terms and conditions directed by Transocean Sedco Forex. At the request of Transocean Sedco Forex, R&B Falcon has solicited indications of interest from a number of prospective buyers of its crew boats, towing vessels and barges pursuant to this requirement of the merger agreement. Although the Company currently estimates that it will be able to sell these assets at a price at least equal to their recorded net book value, there can be no assurance that the Company will not incur a loss in connection with this sale. In addition, the Company will incur an expense in connection with the merger as a result of the acceleration of vesting of certain stock options and restricted stock grants immediately prior to the merger, which will be based on unvested options and stock prices shortly before the merger.

         R&B Falcon is a defendant in Bryant v. R&B Falcon Drilling USA, Inc., et al., Civil Action No. G-00-488, in the United States District Court for the Southern District of Texas, Galveston Division. In this suit, plaintiff Thomas Bryant, who purports to be an "offshore worker" previously employed by another defendant in the action, alleges that R&B Falcon Drilling USA and a number of other offshore drilling contractors, including Transocean Sedco Forex, have acted in concert to depress wages and benefits paid to their offshore employees. Plaintiff contends that this alleged conduct violates federal and state antitrust laws. Plaintiff seeks an unspecified amount of treble damages, attorneys' fees and costs on behalf of himself and an alleged class of offshore workers. The Company vigorously denies these allegations and, based on information presently available, does not expect that the outcome of this matter will have a material adverse effect on its business or financial position.

         Mr. Purnendu Chatterjee, a director of R&B Falcon since December 1997, resigned from the board of directors of R&B Falcon on October 5, 2000.

         R&B Falcon has entered into a definitive agreement to sell its 38.6% ownership interest in Navis ASA ("Navis"), a Norwegian public company, together with an agreement to assign the management contract for the Navis Explorer I, a drillship owned by Navis, for a total price of $83.0 million dollars. The agreement is subject to the Navis Explorer I being accepted by Petrobras in accordance with the terms of a drilling contract between Navis and Petrobras. The Company's agreement with the purchaser will terminate if Petrobras does not accept the drillship under the drilling contract by December 31, 2000. However, the purchaser has the right to waive


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the Petrobras contract acceptance condition and proceed with the purchase at any time prior to December 31, 2000. Due to problems with the drillship's blowout preventer, or BOP stack, Petrobras has not yet accepted the drillship under the drilling contract. If efforts to correct those problems are not successful, it will be necessary for Navis to complete substantial modifications to the BOP or to replace it, either of which alternatives may require an estimated additional five to six months. Although the Company believes it is likely that the purchaser will complete the purchase, there can be no assurances that the sale will be completed, the terms on which it may be completed, or when it may be completed. Further, if Navis is required to incur additional expenses related to the BOP problems and the delayed start and possible cancellation of the drilling contract between Navis and Petrobras, Navis will likely have to seek additional funding to meet its obligations. While the Company has no obligation to provide additional liquidity to Navis, it will consider funding alternatives in the fourth quarter. Navis believes that the entire potential repair period for the BOP stack should be covered by business interruption insurance, but their claim has not been submitted to or affirmed by their underwriters at this time. Also as of September 30, 2000, the Company had normal trade receivables from Navis of approximately $8.5 million. The Company has not reserved this amount and expects to be paid by Navis.

         On August 31, 2000, R&B Falcon entered into a letter of credit facility with three banks under which the banks will issue letters of credit for the Company's benefit in an aggregate amount of up to $70.0 million. Under this facility, the Company is required to pay letter of credit fees of 2% per annum on the amount of letters of credit issued under the facility and a commitment fee of 0.5% per annum on the unused portion of the facility. This facility matures in April 2004. Letters of credit totaling $57.7 million had been issued under this facility as of September 30, 2000. This facility contains covenants that require the Company to meet certain financial ratios and working capital conditions, and is secured by mortgages on five of the Company's drilling rigs, the J.W. McLean, J.T. Angel, Randolph Yost, D.R. Stewart and George H. Galloway.

         In September 2000, the Company sold its stacked drillships Falcon Duchess and Falcon Ice for an aggregate of $23.0 million. The Company recognized a gain of $2.5 million on the sale of these vessels. The Company no longer expects to sell the Seillean and Iolair.

         In July 2000, the Company's wholly-owned subsidiary R&B Falcon Subsea Development Inc. and its majority-owned subsidiary Reading & Bates Development Co. ("Devco") sold their Gulf of Mexico oil and gas properties for approximately $127.2 million in cash. As a result, the Company recorded a pre-tax gain of approximately $68.0 million in the third quarter of 2000 from this sale. Approximately 13.6% of Devco is owned by minority shareholders, including officers, directors and employees of the Company and Devco. Net proceeds to the Company are impacted accordingly by sales of Devco properties.

         Devco expects to complete the sale of its Israeli oil and gas properties in the fourth quarter of 2000, for an aggregate amount of $114.0 million, which will be subject to a 30% tax


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withholding at source. However, there can be no assurance that Devco will complete this sale, or that it will be completed during the fourth quarter.

         The Company conducts turnkey drilling operations through its wholly owned subsidiary, Cliffs Drilling Company ("Cliffs Drilling"). One of the wells initiated by Cliffs Drilling during the third quarter of 2000 encountered downhole problems, and the Company took a charge against earnings of $400,000 in the third quarter 2000 relating to this well. Since September 30, 2000, Cliffs Drilling has encountered additional downhole problems with this well, and the Company expects to take a charge against earnings in the fourth quarter 2000 in the range of approximately $1.7 million to $5.2 million relating to this well.

         In the third quarter of 2000, the Company recorded a $7.3 million loss provision associated with the Company's impaired drilling contract for the Deepwater Frontier. Such impairment is due to the contract's expected operating costs exceeding its revenues.

         As previously disclosed, the Company delivered its drillship Deepwater Expedition to its customer Petrobras later than provided in the drilling contract with Petrobras relating to this drillship, and the Company may therefore be subject to penalties for late delivery under the drilling contract. In October 2000, Petrobras demanded late delivery penalties of $10.0 million under the drilling contract for this drillship. The Company believes that it is entitled to an unpaid mobilization fee of approximately $7.0 million from Petrobras relating to this drillship. The Company disputes the amount of the late delivery penalty asserted by Petrobras, and intends to initiate discussions with Petrobras to resolve this dispute. Based on information presently available, the Company does not expect that the outcome of this mater will have a material adverse effect on its business or financial position.

                           FORWARD-LOOKING INFORMATION

     Some of the statements contained in this report are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements:

         o address activities, events or developments that we expect, believe, anticipate or estimate will or may occur in the future, including those related to the sale of the coastwise trade vessels, the sale of our interest in and the funding of Navis, the sale of the Israeli properties, the charge regarding Cliffs Drilling, the effects of litigation, and the completion or the effects of the merger with Transocean
                  Sedco Forex;

         o are based on assumptions and analyses that we have made and that we believe are reasonable under the circumstances when made; and

         o are subject to many risks, uncertainties and other factors, many of which are beyond our control.


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         Our actual results could differ materially from those anticipated in the forward-looking statements as a result of prices for and actions by third parties regarding proposed sales, levels of oil and gas activity and product prices, the delay of the merger or its failure to occur, delay or failure to receive regulatory clearances or otherwise satisfy closing conditions to the merger and other risks, uncertainties and other factors contained in our filings with the SEC, any of which could materially affect our future results of operations. When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this report and in our other filings with the Securities and Exchange Commission. We will not update these statements unless the securities laws require us to do so.

Item 7. Exhibits

         99.1     --       Press Release dated October 25, 2000


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 25, 2000

                                       R&B Falcon Corporation

                                       By:  /s/ Tim W. Nagle
                                          ----------------------------------
                                       Tim W. Nagle, Executive Vice President
                                       and Chief Financial Officer


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                                INDEX TO EXHIBITS

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EXHIBIT
NUMBER                         DESCRIPTION
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
 99.1            Press Release dated October 25, 2000
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